Exhibit (j)
                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder International Fund, Inc., comprised of Scudder International Growth and Income Fund, of our report dated April 8, 1999, on the financial statements and financial highlights appearing in the February 28, 1999 Annual Report to the Shareholders of Scudder International Growth and Income Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






PricewaterhouseCoopers LLP
Boston, Massachusetts
June 29, 1999